Ex 99.1

ACME UNITED CORPORATION            NEWS RELEASE

CONTACT:Paul G. DriscollAcme United Corporation1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE   March 1, 2022

ACME UNITED REPORTS 12% SALES INCREASE AND 14% NET INCOME INCREASE FOR FOURTH QUARTER OF 2021

SHELTON, CT – March 1, 2022 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended December 31, 2021 were $45.8 million compared to $40.9 million in the fourth quarter of 2020, an increase of 12%. Net sales for the year ended December 31, 2021 were $182.1 million, compared to $164.0 million in the year ended December 31, 2020, an increase of 11%.

Net income was $2,338,000 or $0.60 per diluted share for the quarter ended December 31, 2021 compared to $2,043,000, or $0.54 per diluted share, for the comparable period last year, an increase of 14% in net income and 11% in diluted earnings per share.  Excluding the impact of the PPP loan forgiveness, net income for the year ended December 31, 2021 was $10,148,000, or $2.57 per diluted share, compared to $8,099,000, or $2.31 per diluted share, in last year’s same period, increases of 25% and 11%, respectively. Net income for the year ended December 31, 2021, including the PPP loan forgiveness, was $13.7 million, or $3.45 per diluted share, increases of 69% and 49%, respectively.

Chairman and CEO Walter C. Johnsen said, “Acme United performed at record levels during 2021.  We delivered our 12th consecutive year of sales growth and generated the highest profits in the Company’s history. Our team effectively managed significant cost increases, labor shortages, and supply chain delays.  In 2021 we completed installation of a new warehouse management system in our largest distribution center and we expect the system to increase our operating efficiencies in 2022.  We also integrated the Med-Nap and First Aid Central acquisitions.”

Mr. Johnsen added, “With on our operational improvements, our expanded first aid and medical product lines, and market share gains, we believe Acme United is positioned for

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another outstanding year in 2022.”

For the fourth quarter of 2021, net sales in the U.S. segment increased 11% compared to the same period in 2020. For the year ended December 31, 2021, net sales in the U.S. segment increased 9% compared to the same period in 2020. The growth for both periods was primarily attributable to strong sales of first aid and medical products, and Westcott craft products.

European net sales for the fourth quarter of 2021 increased 11% in U.S. dollars and 15% in local currency compared to the fourth quarter of 2020. Net sales for the year ended December 31, 2021 increased 19% in U.S. dollars and 15% in local currency compared to the year ended December 31, 2020.  The growth for both periods was mainly due to sales growth in the ecommerce channel across all product lines and market share gains in Westcott school and office products.

Net sales in Canada for the fourth quarter of 2021 increased 22% in U.S. dollars and 17% in local currency compared to the same period in 2020.  Net sales for the year ended December 31, 2021 increased 31% in U.S. dollars and 22% in local currency compared to the year ended December 31, 2020. The growth for both periods was primarily due to higher sales of first aid products.

Gross margin was 35.1% in the fourth quarter of 2021 versus 36.8% in the comparable period last year.  The decline in the quarter was primarily due to cost inflation pressures and higher transportation costs.  Price increases partially offset the cost increases.  Gross margin was 35.6% in the year ended December 31, 2021, compared to 36.3% for the same period of 2020.

The Company’s bank debt less cash on December 31, 2021 was $39.7 million compared to $41.3 million on December 31, 2020.  During the twelve-month period ended December 31, 2021, the Company distributed $1.8 million in dividends on its common stock, repurchased $1.5 million of common stock, and received forgiveness of its PPP loan of $3.5 million.

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Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Tuesday, March 1, 2022, at 12:00 p.m. Eastern Time. To listen or participate in a question and answer session, dial 888-394-8218. International callers may dial 646-828-8193. The confirmation code is 8000932.  You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, First Aid Central®, PhysiciansCare®, Pac-Kit®, Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, DMT®, and Med-Nap. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “except,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results, including those risks and uncertainties resulting from the global COVID-19 pandemic, future waves of COVID-19, including through the Delta and Omicron variants and any new variant strains of the underlying virus; any future pandemics;

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the continuing effectiveness, global availability, and public acceptance of existing vaccines; the effectiveness, availability, and public acceptance of vaccines against variant strains of potential new viruses; and the heightened impact the pandemic has on many of the risks described herein, including, without limitation, risks relating to disruptions in our supply chain, and labor shortages, any of which could materially adversely impact the Company’s ability to manufacture, source or distribute its products, both domestically and internationally.

These risks and uncertainties further include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, whether caused by COVID-19 or otherwise, including the impact on the Company’s suppliers and customers; (iii) additional disruptions in the Company’s supply chains, whether caused by COVID-19 or otherwise; (iv) labor shortages and related costs the Company may incur, including costs of acquiring and training new employees; (v) the impact of rising inflation rates; (vi) the Company’s ability to effectively manage its inventory in a rapidly changing business environment, including the additional inventory it acquired in 2020 and 2021 in anticipation of supply chain disruptions and uncertainties; (vii) changes in client needs and consumer spending habits; (viii) the impact of competition; (ix) the impact of technological changes including, specifically, the growth of online marketing and sales activity; (x) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (xi) rising wages and benefits; ( (xii) currency fluctuations; (xiii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (xiv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

YEAR END REPORT 2021

(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	December 31, 2021	December 31, 2020

Net sales	$45,793	$40,871
Cost of goods sold	29,737	25,824
Gross profit	16,056	15,047
Selling, general, and administrative expenses	12,999	12,151
Operating income	3,057	2,896
Interest expense	(240)	(203)
Interest income	3	8
Interest expense, net	(237)	(195)
Other income (expense) , net	18	(667)
Total other income (expense) , net	18	(667)
Income before income tax expense	2,838	2,034
Income tax expense (benefit)	500	(9)
Net income	$2,338	$2,043

Shares outstanding - Basic	3,550	3,340
Shares outstanding - Diluted	3,915	3,753

Earnings per share - Basic	$0.66	$0.61
Earnings per share - Diluted	0.60	0.54

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

YEAR END REPORT 2021 (cont.)

(Unaudited)

	Year Ended	Year Ended
Amounts in 000's except per share data	December 31, 2021	December 31, 2020

Net sales	$182,088	$164,003
Cost of goods sold	117,287	104,408
Gross profit	64,801	59,595
Selling, general, and administrative expenses	52,030	48,182
Operating income	12,771	11,413
Interest expense	(922)	(944)
Interest income	14	25
Interest expense, net	(908)	(919)
PPP loan forgiveness	3,508	-
Other expense, net	(196)	(667)
Total other income (expense), net	3,312	(667)
Income before income tax expense	15,175	9,827
Income tax expense	1,519	1,728
Net income	$13,656	$8,099

Shares outstanding - Basic	3,471	3,343
Shares outstanding - Diluted	3,955	3,509

Earnings per share - Basic	$3.93	$2.42
Earnings per share - Diluted	3.45	2.31

Reconciliation to reported net income (GAAP)
Net income as reported (GAAP)	13,656	8,099
PPP loan forgiveness	(3,508)	-
Net income as adjusted	10,148	8,099
Earnings per share before PPP loan forgiveness - Basic	$2.92	$2.42
Earnings per share before PPP loan forgiveness - Diluted	2.57	2.31

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

YEAR END REPORT 2021

(Unaudited)

Amounts in 000's	December 31, 2021	December 31, 2020

Assets:
Current assets:
Cash and cash equivalents	$4,843	$4,167
Accounts receivable, net	34,221	27,173
Inventories	53,552	50,704
Prepaid expenses and other current assets	2,635	1,642
Total current assets	95,251	83,686

Property, plant and equipment, net	24,027	20,239
Operating lease right of use asset	3,130	2,422
Intangible assets, less accumulated amortization	17,231	18,720
Goodwill	4,800	4,800
Total assets	$144,439	$129,867

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$8,977	$7,601
Operating lease liability - short term	1,000	873
Mortgage payable - short term	389	267
Other accrued liabilities	9,880	11,460
Total current liabilities	20,246	20,201
Long term debt	33,037	38,767
Note payable - PPP loan	-	3,508
Mortgage payable - long term	11,081	2,911
Operating lease liability - long term	2,364	1,654
Long term debt	629	110
Total liabilities	67,357	67,151
Total stockholders' equity	77,082	62,716
Total liabilities and stockholders' equity	$144,439	$129,867